Exhibit 99.1

AXCELIS APPOINTS JORGE TITINGER TO ITS BOARD OF DIRECTORS

BEVERLY, Mass., Aug. 15, 2019 — Axcelis Technologies, Inc. (Nasdaq: ACLS), a leading supplier of enabling ion implantation solutions for the semiconductor industry, announced today that Jorge Titinger has joined the Company’s Board of Directors. Mr. Titinger brings to Axcelis over 25 years of experience in the semiconductor equipment and computing industries and a strong track record of accomplishment managing companies at the executive level.

“We are very pleased to welcome Jorge Titinger to our board of directors,” said Mary G. Puma, president and CEO of Axcelis Technologies. “His vast management experience and in-depth knowledge of the semiconductor and electronics industries will be a great asset to our board. We look forward to Jorge’s contributions as we lead Axcelis to the next level of growth.”

Most recently, Mr. Titinger served as President and Chief Executive Officer and member of the Board of Directors of Silicon Graphics International Corporation. Prior to this, Mr. Titinger served as President and Chief Executive Officer of Verigy Ltd. Prior to Verigy, Jorge held executive positions at FormFactor, Inc., KLA-Tencor Corporation, and Applied Materials, Inc. Before his 17 year career in the semiconductor equipment industry, he spent 10 years in the computer industry, where he held positions of increasing responsibility at Net Power, Inc, Hewlett-Packard Company, and MIPS Computer Systems, Inc. Mr. Titinger holds B.S. and M.S. degrees in Electrical Engineering and an M.S. degree in Engineering Management from Stanford University. He currently is a member of the Boards of Directors of Cohu Inc., Hercules Capital, Inc., and CalAmp Corporation.

About Axcelis:
Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

CONTACTS:

Maureen Hart (editorial/media) 978.787.4266

Doug Lawson (investor relations) 978.787.9552

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